[LETTERHEAD OF LEVINE, HUGHES & MITHUEN, INC.]

July 12, 2000

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of ThermoElastic
Technnologies, Inc. (Commission File 333-92463), formerly known as LPR Cybertek dated July 12, 2000 and have the following comments:

   With respect to all of the paragraphs except paragraph two we agree with the comments.

   With respect to the second paragraph which states that the auditors' report was not qualified or modified as to uncertainty, audit scope, or accounting principles, our auditors' report was
qualified as to a going concern uncertainty.   Accordingly, we have no
basis on which to agree with that comment.


Yours truly,

LEVINE, HUGHES & MITHUEN, INC.


/s/ Levine, Hughes & Mithuen, Inc.